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                                                                    EXHIBIT 99.5


                                     [LOGO]

                         COMMERCE & FINANCE LAW OFFICES
                714 Huapu International Plaza 19 Chaowai Avenue,
                Chaoyang District, Beijing, PRC; Postcode: 100020
     Tel: (8610) 65802255 Fax: (8610) 65802538, 65802678, 65802679, 65802203
         E-mail Address: beijing@tongshang.com Website: www.tongshang.com.cn

                                             [ ] November, 2003

To:      Ctrip.com International, Ltd.
         3F, Building 63-64
         No. 421 Hong Cao Road
         Shanghai 200233, PRC



              RE: GUANGZHOU GUANGCHENG COMMERCIAL SERVICE CO., LTD.

Ladies and Gentlemen,

     We are lawyers qualified in the People's Republic of China ("PRC") and are qualified to issue an opinion on the laws of the PRC.

     We have acted as PRC counsel for Ctrip.com International, Ltd. (the "Company"), a company incorporated under the laws of the Cayman Islands, in relation to the Company's proposed initial public offering of American depositary shares ("ADSs") representing its ordinary shares and listing of ADSs on the NASDAQ. We have been requested to give this opinion on the legality and validity of the following arrangement ("Arrangement") under the relevant agreements ("Agreements") among Ctrip.com ( Hong Kong ) Limited, shareholders of Guangzhou Guangcheng Commercial Service Co., Ltd. and Ctrip Computer Technology (Shanghai) Co., Ltd. ("WOFE"):

     1. Loans ("Loan Arrangement") respectively to Fan Min and Zheng Nanyan, two ultimate shareholders ("Ultimate Shareholders") of Guangzhou Guangcheng Commercial Service Co., Ltd. ("Service Company").

     1.1 Under the loan agreements entered into respectively by and between Ctrip.com ( Hong Kong ) Limited, an affiliate ("Affiliate") of the Company, and each of the Ultimate Shareholders, the Affiliate advanced necessary funds to each of the Ultimate Shareholders for the purchase of the equity interests in the Service Company.

     1.2 The term of such Loan Agreements is 10 years and can be extended with both parties' consents. The Ultimate Shareholders can only repay the loan by the way of transferring their ownership in the Service Company to the entity or entities agreed by the Affiliate.


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                                                                    EXHIBIT 99.5


     1.3 The loan provided to each of the Ultimate Shareholders shall respectively become due wholly and all of the equity interest must be transferred by such Ultimate Shareholders to the entity or entities agreed by the Affiliate when one of the following events occur:

     o    Such Ultimate Shareholders dies or becomes mentally disable;

     o Any one of the Ultimate Shareholders is no long employed by the Affiliate or an affiliate of the Affiliate;

     o Any one of the Ultimate Shareholders is involved in criminal activities;

     o Any one of the Ultimate Shareholders is subject to a claim by any third party for an amount in excess of RMB500,000; or

     o Foreign investors are permitted to invest in the business of air ticketing, and the relevant authorities start to approve such business in accordance with the applicable laws of PRC, and Affiliate decides to execute the option.

     1.4 No interest will accrue on these loans. However, the Affiliate will be entitled to any proceeds resulting from the sale by these Ultimate Shareholders of their equity interests in the Service Company.

     2. Exclusive purchase arrangement respectively to the Ultimate Shareholders of Service Company.

     2.1 Under the said exclusive purchase agreements entered into respectively by and among the Affiliate, each of the Ultimate Shareholders and the Service Company, the Affiliate have an exclusive option to purchase from each of the Ultimate Shareholders all of his or her interest in the Service Company when permitted by PRC law.

     2.2 Under the option agreements, the Service Company agree not to take any of the following actions without prior written consent from the Affiliate or
WOFE:

     o    alter its articles of association or registered capital;

     o sell or in any way transfer its assets, business, receivables or rights or to create any encumbrances thereon;

     o take up or assume any debt (except those arising in the normal course of business or having been disclosed to the Affiliate);

     o enter in to any transaction or contract of value exceeding RMB [ ] (except those executed in the normal course of business);

     o    grant any loan;

     o enter into any merger, consolidation, acquisition or investment agreement; or

     o distribute any dividend to shareholders unless requested by the Affiliate.


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                                                                    EXHIBIT 99.5


     2.3 Under the option agreements, the Ultimate Shareholders agree not to take any of the following actions without prior written consent from the Affiliate or WOFE:

     o sell or in any way dispose of or create any encumbrances on his or her interest in the Service Company (except for the pledge of shares in favor of WOFE);

     o pass any resolution relating to the sale, transfer or pledge of their shares of the Service Company (except for the pledge of shares in favor of WOFE); or

     o pass any resolution relating to a merger or consolidation of the Service Company or any acquisition by, or investment in, any business by the Service Company.

     3. Economic relationships and contractual arrangements between WOFE, the Service Company and the Ultimate Shareholders

     WOFE wholly owned by the Affiliate enters into following agreements and arrangements ("Contractual Arrangements") with the Service Company/ the Ultimate
Shareholders:

     3.1 Exclusive technology consulting and services agreement ("Exclusive Technology Services Agreement") entered into by and between WOFE and the Service Company. According to the Exclusive Technology Services Agreement, WOFE will provide technology-consulting services to the Service Company for a fee calculated on the basis of actual number of air tickets issued by the Service Company at the relevant time.

     3.2 Share pledge agreement ("Share Pledge Agreement") entered into by and between WOFE and the Ultimate Shareholders. According to the Share Pledge Agreement, the Ultimate Shareholder will pledge their equity interest in the Service Company to WOFE to guarantee the performance of the Service Company under the Exclusive Technology Services Agreement. The share pledge may be enforced by WOFE in the event of any breach or non-payment by the Service Company.

     3.3 Trademark license agreement ("Trademark Agreement") entered into by and between WOFE and the Service Company. According to the Trademark License Agreement, WOFE license to Service Company a non-exclusive right to use the trademarks in return for a license fee, and WOFE has the exclusive right to exempt the obligation of the Service Company to pay the license fee at its own discretion.

     3.4 Software license agreement ("Software License Agreement") entered into by and between WOFE and the Service Company. According to the Software License Agreement, WOFE license to the Service Company a non-exclusive right to use the softwares in return for a license fee, and WOFE has the exclusive right to exempt the obligation of the Service Company to pay the license fee at its own discretion.


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                                                                    EXHIBIT 99.5


     3.5 Business operating agreement ("Business Operating Agreement") entered into by and among WOFE, the Service Company and the Ultimate Shareholders. According to the Business Operating Agreement,

     o in order for the Service Company to obtain bank financing, WOFE agrees to provide a guarantee for the payment obligations of the Service Company when it is required by any of third party.

     o the Service Company must appoint as Chief Executive Officer, Chief Financial Officer and other high-ranking officers, individuals that are recommended by the WOFE.

     o the Service Company cannot engage in any activity that could substantially affect its assets, liabilities, equity or operations, such as incurring any debt, purchasing or selling any assets, granting any third party a security interest in its property or assigning any of its contracts to a third party, without the prior written approval of the WOFE.

     3.6 Power of Attorney ("Power of Attorney") issued by the Ultimate Shareholders. According to the Power of Attorney, the Ultimate Shareholders have given irrevocable proxies to Neil Shen, an employee of the WOFE, to vote on all corporate matters of Service Company, including the sale and transfer of the shareholders' interest in Service Company. WOFE can replace this employee at any time with any other employee of WOFE.

     Based on the foregoing and our review of the relevant documents, we are of the opinion that:

     1. WOFE has been duly incorporated and is validly existing as a wholly foreign owned enterprise with legal person status in good standing under the laws of the PRC. All of the registered capital of WOFE has been fully paid and is owned by the Affiliate directly, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.

     2. The Service Company has been duly incorporated and is validly existing as a privately owned enterprise with legal person status in good standing under the laws of the PRC. All of the registered capital of the Service Company has been fully paid and, to the best of our knowledge after due inquiry, 90% and 10% equity interest in the Service Company are respectively owned by Mr. Fan Min and Mr. Zheng Nanyan directly, and such equity interest are each free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, except the pledge created under the Contractual Arrangements.

3. Each of WOFE and the Service Company has legal right, power and authority (corporate and other) to own, lease and operate its properties and to conduct its business as described in their business licenses and to enter into and perform its obligations under the Contractual Arrangements.


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                                                                    EXHIBIT 99.5


     4. Each agreement related to the Contractual Arrangements, to which WOFE and Service Company are the parties has been duly authorized, executed and delivered by such WOFE and Service Company, and on the performance of which will not require any approvals, consents, etc other than the ones that are clearly obtained or waived, is in proper legal form under the laws of the PRC for the enforcement thereof against the parties thereto with no conflict or violation with PRC laws or regulations, and constitutes a valid and legally binding obligation of the parties thereto, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights generally and to general equity principles.

     5. Each of agreements related to the Loan Arrangement is in proper legal form under the laws of the PRC for the enforcement thereof against each of Ultimate Shareholders and the Affiliate with no conflict or violation with PRC laws or regulations and, assuming due authorization, execution and delivery by the Affiliate, and due approval, consent for the performance of agreements obtained or waived, constitutes a valid and legally binding obligation of each of Ultimate Shareholders and the Affiliate under the PRC law, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights generally and to general equity principles.

     This opinion relates to the laws of the PRC (other than the laws of the Hong Kong Special Administrative Region) in effect on the date hereof.


                                        Yours faithfully,



                                        Commerce & Finance Law Offices


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